Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of InterXion Holding N.V.:

We consent to the incorporation by reference in the registration statements (No. 333-196447, No. 333-175099, and No. 333-218364) on Form S-8 of InterXion Holding N.V. of our reports dated April 30, 2019, with respect to the consolidated statements of financial position of InterXion Holding N.V. as of December 31, 2018, 2017, and 2016, and the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of InterXion Holding N.V.

Our report dated April 30, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that InterXion Holding N.V. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph stating that the material weakness relates to an inability to obtain evidence of the operating effectiveness of internal controls at a service provider which operates a platform for processing payments and which the Company uses to pay the majority of their operating and capital expenses.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

April 30, 2019